                                                                Exhibit 10(n)
                                  AGREEMENT

        This Agreement, made and entered into as of the 14TH day of February, 1994, by and between Ninth Street-Superior Limited Partnership, a Delaware limited partnership ("Owner") and McDonald & Company Securities, Inc., a DELAWARE corporation ("McDonald").

        In consideration of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

        1. AGREEMENT TO LEASE. Owner and McDonald hereby agree to enter into an office lease upon and subject to the terms and conditions set forth in Paragraph 3 hereof (the "Lease"). The parties acknowledge that the Lease shall contain terms and conditions in addition to those set forth in Paragraph 3. Owner and McDonald shall proceed expeditiously and in good faith to finalize the form and content of the Lease, and execute and deliver the Lease as landlord and tenant, respectively. Owner and McDonald shall act reasonably to finalize all provisions of the Lease which shall be in addition to or in clarification of the terms set forth in Paragraph 3 hereof. This Agreement does not constitute a lease, and the provisions of Paragraphs 2 and 3 hereof shall be binding upon the parties only upon execution and delivery of the Lease.

        2. CALFEE LEASE. McDonald and Owner acknowledge that Owner has reached agreement with Calfee, Halter & Griswold ("Calfee") on the key terms of a new lease for office space in the Building (hereinafter defined). If the new Calfee lease contains provisions more favorable to Calfee than the corresponding provisions set forth in this Agreement dealing with the following subjects, McDonald shall have the benefit of Calfee's more favorable provisions: the rates to be charged by Owner for after-hours HVAC service and extraordinary sewer and water usage; any adjustments to real estate taxes for the purpose of determining the recoverable amount of real estate taxes; and the sharing of "profits" and "losses" resulting from subletting of office space. If the new Calfee lease contains provisions more favorable to Calfee than the corresponding provisions set forth in the Lease pertaining to subjects not addressed in this Agreement, Owner agrees to enter into an amendment to the Lease to provide McDonald with provisions comparable to those contained in the new Calfee lease on such subjects.

        3.  LEASE TERMS, PROVISIONS AND CONDITIONS.
            --------------------------------------

            A. THE PROPERTY.
               ------------

           (1) THE BUILDING. The 800 Superior Building (the "Building") is located at 800 Superior Avenue in Cleveland, Ohio. The Building is comprised of 21 rentable floors and a connected parking garage. Upon execution of a lease with McDonald, the Building shall be renamed the "McDonald Building" or such other name featuring McDonald's name as may be approved by McDonald and Owner. Owner recognizes the importance to McDonald of the design, approval and implementation of an acceptable Building signage program consisting of exterior signage as well as interior signage featuring McDonald's name. Owner shall develop McDonald's exterior and interior signage program for McDonald's reasonable approval, and the Lease shall be conditioned on McDonald's approval. Following approval by McDonald, Owner and McDonald shall jointly seek all necessary governmental approvals for the exterior Building signage program. Owner shall be responsible for the design, fabrication and installation of all interior and exterior Building signage, up to a maximum cost of $125,000. McDonald shall be responsible for all such costs associated with signage at the top of the Building.

       (2) THE PREMISES. McDonald shall lease office space comprising the entire 17th through 21st floors, which the parties agree is 112,272 rentable square feet (the "Office Space"), together with Suite C10 on the concourse level which the parties agree is 3,166 usable square feet (the "Print Shop Space"), and storage space located on the garage roof which the parties agree is 4,925 usable square feet (the "Storage Space") (the Office Space, Print Shop Space and Storage Space are collectively referred to as the "Premises"). McDonald shall have an option, exercisable by written notice to Owner given no later than July 1, 1994, to lease office space comprising approximately half of the 16th floor, which the parties agree is 11,037 rentable square feet (the "16th Floor Option"). If the 16th Floor Option is exercised, the term "Office Space" shall include the additional rentable square feet so leased. McDonald shall also lease, on a temporary basis, office space which the parties agree is 10,804 rentable square feet now occupied by McDonald on the 15th floor, and so much of the office space on the 16th floor not included in the Office Space as McDonald requires
           (the "Temporary Office Space"), for such period as McDonald requires during the build out of the Office Space.

           The "usable area" of the Premises shall be determined as follows:

          (a) For any area of the Premises located on a floor fully occupied by McDonald, the usable area shall be the usable area of such floor as determined in accordance with the Standard Method for Measuring Floor Area in Office Buildings published by the American National Standard Institute as ANSI Z65.1-1980 (Reaffirmed 1989) (the "ANSI Standard").

          (b) For any area of the Premises located on a multi-tenant floor, the usable area shall be the usable area of the Premises on such floor as determined in accordance with the ANSI Standard.

          The "rentable area" of the Premises shall be determined as follows:

          (c) For any area of the Premises located on a floor fully occupied by McDonald, the rentable area shall be equal to the product of the rentable area as determined in accordance with the ANSI Standard, multiplied by a factor of 1.10.

          (d) For any area of the Premises located on a multi-tenant floor, the rentable area shall be equal to the product of the usable area multiplied by a factor of 1.22.

       (3) USE OF PREMISES. McDonald shall use the Premises for its headquarters executive offices, and may use the Premises for the operation of an executive investment banking and brokerage office and related support functions and, subject to the prior reasonable approval of Owner, any other lawful business in which McDonald is
           from time to time engaged.    McDonald shall continuously occupy not
           less than 25% of the Office Space

   (exclusive of Office Space sublet pursuant to Paragraph E(3) below). In the event that McDonald fails to continuously occupy at least 75% of the Office Space (exclusive of Office sublet pursuant to Paragraph E(3) below), Landlord shall have the option of taking back the naming rights to the Building.

B. THE INITIAL TERM. The initial term of the lease shall be a period of fifteen years commencing on April 1, 1994. McDonald's existing lease for space in the Building shall be terminated effective March 31, 1994.

C. RENT, ESCALATIONS AND UTILITIES.

(1) BASE RENT. Annual Base Rent for the Premises shall be paid monthly in advance at the following rates:


                                             LEASE YEARS
                          ---------------------------------------------
                             1-5              6-10             11-15
                          ----------       ----------        ----------
Office Space              $15.00/rsf       $18.00/rsf        $23.00/rsf
Print Shop Space          $10.00/usf       $11.00/usf        $13.00/usf
Storage Space             $ 6.00/usf       $ 7.00/usf        $ 8.50/usf


    Base Rent includes standard Building services, including common area maintenance, security, five nights per week cleaning of the Premises, and HVAC service during regular Building hours. Base rent excludes, however, certain operating expenses described in Paragraphs C(2) and C(3) below.

    Effective April 1, 1994, Base Rent shall commence for the Office Space on the 19th, 20th and 21st floors, and the Temporary Office Space on the 15th floor, in accordance with the above schedule. No Base Rent shall be payable for Temporary Office Space on the 16th floor.

    During such time as portions of the Premises now occupied by McDonald (i.e., floors 19, 20 and 21) are unavailable for occupancy due to work by Owner or McDonald's contractor, rent will be abated on a floor-by-floor basis for such areas for periods commencing on the date each such floor is vacated by McDonald and ending on the date eight months after the first to occur of (a) the date each such floor is ready for occupancy following completion of McDonald's tenant improvement work, or (b) 180 days following delivery of each such floor to McDonald in shell condition for commencement of McDonald's tenant improvement work.

    Base Rent for portions of the Office Space not previously occupied by McDonald (i.e., floors 17 and 18, and if the 16th Floor Option is exercised, floor 16) shall be similarly abated so that Base Rent in accordance with the above schedule shall commence on the date

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

    following completion of McDonald's tenant improvement work, or (b) 18 days following delivery of each such floor to McDonald in shell conditio for commencement of McDonald's tenant improvement work.

(2) ESCALATIONS. Operating expenses, exclusive of such expenses incurred by reason of the operation of the parking garage ("Operating Expenses") in excess of Operating Expenses incurred in calendar year 1994 (the "Base Year") shall be passed through to McDonald based on the ratio that the aggregate rentable square footage of Office Space bears to the total rentable area of the Building. The rentable area of the Building will be fixed for the term of the Lease. The Print Shop and Storage Space will be exempt from the operation of this Paragraph C(2). Operating Expenses shall be adjusted to 100% of occupancy to ensure fairness. For each of calendar years 1995 through 1998, inclusive, annual increases in Operating Expenses recoverable from McDonald shall not exceed 4% of the actual Operating Expenses for the immediately preceding calendar year. For calendar year 1999 through the end of the initial lease term, annual increases in Operating Expenses recoverable from McDonald shall not exceed the greater of (a) 4% of actual Operating Expenses for the immediately preceding calendar year, or (b) the percentage increase in the Consumer Price Index or other appropriate index over the immediately preceding calendar year. Owner shall provide McDonald an annual statement of Operating Expenses, which McDonald may audit at its expense under reasonable terms and conditions to be defined in the Lease. Operating Expenses shall be determined in accordance with generally accepted accounting principles, and shall exclude the cost of capital improvements, determined in accordance with generally accepted accounting principles applicable to office buildings, to the extent reasonably agreed in the Lease.

    Real estate tax expenses, exclusive of such expenses attributable to the parking garage ("Tax Expenses"), in excess of Tax Expenses incurred in the Base Year shall be passed through to McDonald based on the ratio that the aggregate rentable square footage of Office Space bears to the total rentable area of the Building. If the market value used for computing assessed value for the Base Year, as finally determined, is less than the "Agreed Amount" hereinafter defined, then McDonald's share of increases in Tax Expenses which are attributable to increases in the market valuation over the market valuation for the Base Year shall be reduced (but not below zero) by McDonald's share of the amount determined by subtracting the Base Year market value from the Agreed Amount, converting the difference to assessed value, and computing real estate taxes on the resulting assessed value figure using the Base Year tax rate and credits. The "Agreed Amount" shall be the higher of the following values: (i) $37.5 million; or (ii) the Cuyahoga County Auditor's market value for the Base Year, as finally determined, plus $7 million. If the Building real estate tax bill does not state a separate value for the parking garage, then real estate tax expenses attributable to the parking garage shall be deemed to be 5.91% of total real estate tax expenses.

(3) UTILITIES. McDonald shall be submetered separately as if measured through one meter for electricity and water consumed for other than normal domestic purposes within the Premises and the Temporary Office Space. Owner shall charge McDonald for such utilities at the rate McDonald otherwise would pay if McDonald purchased such utility services directly from the public utility serving the Building.

                                     - 37 -
2/14/94

        D. DESIGN AND CONSTRUCTION.
           -----------------------
       (1) RESPONSIBILITIES OF OWNER. Owner shall undertake the demolition of the Office Space, the removal of all asbestos-containing materials, the fireproofing of the Office Space, and all other work necessary to put the Office Space in shell condition for delivery to McDonald for construction of tenant improvements. The foregoing work by Owner shall not be performed for that portion of the 19th floor presently used by McDonald as its computer room. Owner shall also undertake renovation and remodeling of restrooms within the Premises to Building standards and in compliance with current ADA requirements. Owner and McDonald shall mutually establish a schedule for the phasing of completion of Owner's work and delivery of the Office Space for McDonald's work which minimizes the disruption of McDonald's continuing operations and permits the completion of work to be performed by both McDonald and Owner in a cost-effective manner, taking into account Calfee's schedule for vacating the 16th, 17th and 18th floors of the Building. Owner shall upgrade the Building elevators, including the installation of an Otis Elevonic 411 computerized traffic control system which will result in faster elevator response to actual traffic demands. Subject to extension for delays outside of Owner's control, the elevator upgrade work shall be completed by September 1, 1994.

       (2) RESPONSIBILITIES OF MCDONALD. McDonald will be responsible for preparing architectural plans, MEP drawings and construction documents for its tenant improvement work, as well as construction of tenant improvement work in the Office Space. The architectural design, building materials and specifications will meet or exceed Owner's Building standards. All plans, documents and work will be subject to Owner's approval, which will be neither unreasonably withheld nor delayed.

           McDonald may select its own architects, engineers and contractors, subject to Owner's approval which will be neither unreasonably withheld nor delayed. Owner will not charge a fee for construction coordination services performed by Owner.


       (3) CONTRIBUTIONS AND ALLOWANCES. Owner shall contribute an improvement allowance to reimburse McDonald for actual costs incurred in designing and constructing tenant improvements, excluding the cost of systems furniture or other personal property purchased by McDonald. The improvement allowance shall not exceed $53.00 per usable square foot of Office Space which the parties agree is 102,065 usable square feet if the 16th Floor Option is not exercised, or 111,112 usable square feet of the 16th Floor Option is exercised. McDonald may make periodic applications for payment of the improvement allowance during the course of construction, but no more frequently than every 60 days. Each such application shall be accompanied by appropriate certifications of completion, lien waivers and such other documentation as Owner may reasonably require, and evidence of payment by McDonald of tenant improvement design and construction costs not covered by the improvement allowance, which amounts McDonald shall pay pari passu with Owner's release of the improvement allowance. Upon approval of each payment application and accompanying documentation, Owner shall promptly pay to McDonald the portion of the improvement allowance due McDonald for reimbursement of the costs described above.

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2/14/94

        (4) LOBBY IMPROVEMENTS. Owner shall consult with McDonald regarding future lobby alterations; however, McDonald shall have no approval rights with respect to such improvements.

E.  OPTIONS.

(1) RENEWAL. McDonald shall have the option with 18 months of prior written notice to renew the Lease for the Office Space, the Print Shop Space, the Storage Space and any area leased pursuant to Paragraph E(2) below for three additional terms of five years each. Base rent for each option term shall be 95% of the then-current effective market rent of comparable office space for a comparable term, including free rent, tenant improvements and such other concessions or expenses paid by the Owner on the tenant's behalf as are being given in the market to major anchor tenants comparable to McDonald for comparable office space at the time of commencement of the applicable option term. Effective market rent, as described above, shall be determined by agreement between Owner and McDonald; if the parties fail to agree, a panel of three MAI appraisers, one appointed by Owner, one appointed by McDonald, and one appointed by the other appraisers, shall determine effective market rent, as described above, utilizing a procedure to be agreed upon in the Lease.

(2) EXPANSION. McDonald shall have a right of first refusal with respect to space which Owner proposes to lease on floors 2 through 16 of the Building
    during the initial term of the Lease and any renewal term.   The foregoing
    right of first refusal shall not apply to leases entered into during the initial retenanting of the Building on a lease by lease basis, or renewal options or expansion rights contained in such leases; however, the right of first refusal shall have priority over any expansion rights contained in such leases for the initial retenanting of the Building to the extent such expansion rights exceed 20% of the rentable area originally leased to such tenants, and the right of first refusal shall apply to renewal and replacement leases proposed for the period after the terms of leases entered into for the initial retenanting of the Building, including any renewal options, have expired, or such leases have been terminated. In any event, the right of first refusal will be extinguished at such time as McDonald has added 50,000 rentable square feet of office space to the Premises pursuant to this right.

    McDonald shall also have the right of first offer during the initial term of the Lease to lease additional Office Space on floors 2 through 16 of the Building, to the extent space is then available, at 100% of the then-current effective market rent for such space, including an improvement allowance for the purposes described in Paragraph D(3) above, at a rate per usable square foot determined by multiplying $53 (or such lesser amount determined by subtracting from $53 the value of ceiling and above-ceiling improvements in such additional Office Space which are reusable pursuant to McDonald's plans, but in no event less than $43) by a fraction, the numerator of which shall be the number of full lease years remaining in the initial term of the Lease, and the denominator of which shall be 15. The effective market rent shall take into account the improvement allowance and any concessions normally given in the market, and shall be determined in the manner described above in Paragraph E(1). The term for the expansion space shall be coterminous with the term of the Lease. If McDonald exercises its right of first offer for less than a full floor, the configuration of such space shall be subject to mutual approval.

(3) ASSIGNMENT AND SUBLETTING. McDonald shall not be permitted to assign the Lease. McDonald will be permitted to sublet a maximum of one floor of Office Space, subject to Owner's right to receive half of any rent payable by sublessees in excess of McDonald's rent, including escalations, after deduction of reasonable out-of-pocket costs and expenses paid by McDonald for improvements for the sublessee, broker commissions paid for the sublease, and fees paid to outside legal counsel for preparation of sublease documents.

F. SERVICES AND AMENITIES.

(1) ACCESS TO PREMISES. McDonald will have 24 hours per day, 7 days per week, 52 weeks per year access to each floor of the Premises. The freight elevator shall be available for the use of tenants and Building management.

(2) HVAC SERVICE. Standard HVAC system operating hours shall be from 8:00 a.m. to 6:00 p.m. weekdays and 8:00 a.m. to 1:00 p.m. on Saturday. After-hour HVAC service shall be available upon 24 hours prior notice at a current rate of $125.00 per hour per floor, subject to adjustment based on changes in Owner's costs.

(3) PARKING. McDonald shall be entitled to lease 125 spaces in the Building parking garage, at an initial rate of $90.00 per month per space. Rate increases shall not exceed the lesser of the percentage increase in the Consumer Price Index (or other appropriate index) or 3% per year thereafter. When occupancy in the Building reaches 75%, the parking rate for McDonald's spaces may be increased to $110.00 per space per month. Any further increases thereafter shall be limited to the lesser of the percentage increase in the Consumer Price Index (or other appropriate index) or 3% per year.

(4) FITNESS CENTER. Owner shall design and construct a fitness center (including showers) at a location selected by Owner within the Building. Owner shall not be required to staff the fitness center. The fitness center shall be available to all Building tenants. The terms under which McDonald's employees may use the fitness center shall be agreed upon in the Lease. Users of the fitness center will be required to waive any and all claims against Owner, its management company and other affiliates arising out of the use of the fitness center.

(5) STORAGE SPACE. Storage space within the Building shall be available on a first come, first served basis at Owner's then-current rent rate for such space, which rate shall not exceed the rate payable for the Print Shop Space for the same period of time. McDonald shall have the right to terminate its storage space agreement following 60 days' notice.

(6) BUILDING DIRECTORY. Space shall be allocated to McDonald on each of the Building directories in the ratio that the rentable square footage of the Premises bears to the total rentable square footage of the Building.

(7) SIGNAGE. In addition to providing exterior and interior Building signage, for McDonald as provided in Paragraph 3.A(1) above, Owner shall identify, at its expense, McDonald on the elevator lobby directory of any multi-tenant floor on which any portion of the Premises is located. McDonald may display its name on the door of its suite and within the elevator

                                     - 40 -
2/14/94
   lobby of any full floor occupied by McDonald, subject only to Owner's reasonable approval of the design.

G. NON-DISTURBANCE AGREEMENT. The Lease will be contingent upon McDonald and Owner's lender entering into a Subordination, Non-Disturbance and Attornment Agreement in a form acceptable to McDonald and Owner's lender.

4. MISCELLANEOUS.

A. AUTHORITY. The persons executing this Agreement on behalf of Owner and McDonald warrant and represent that they are authorized to enter into this Agreement on behalf of the entities for which they have executed this Agreement, and that upon such execution and delivery hereof, this Agreement shall be binding upon the parties hereto, their successors and assigns.

B. ASSIGNMENT; SUCCESSORS AND ASSIGNS. This Agreement shall not be assigned by McDonald. Without limiting the foregoing, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

C. NOTICES. Any notice permitted or required to be given in this Agreement shall be in writing and shall be sent to the parties at their respective addresses set forth below by courier or certified mail, return receipt requested, delivery or postage charges prepaid, and shall be effective upon receipt or refusal.
   To McDonald:

   McDonald & Company Securities, Inc.
   800 Superior Avenue
   Cleveland, Ohio 44114
   Attention: Robert W. Green

   with a copy to:

   Calfee, Halter & Griswold
   800 Superior Avenue
   Cleveland, Ohio 44114
   Attention: _______________

   To Owner:

   Ninth Street-Superior Limited Partnership
   c/o The Richard & David Jacobs Group, Inc.
   25425 Center Ridge Road
   Cleveland, Ohio 44145
   Attention: President

2/14/94
       with a copy to:

       The Richard & David Jacobs Group, Inc.
       25425 Center Ridge Road
       Cleveland, Ohio 44145
       Attention: General Counsel

    D. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and the signature by either party of any counterpart shall be deemed to execution of this Agreement and may be appended to any other counterpart.


    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                       McDONALD & COMPANY SECURITIES, INC.

                                       By /s/ Robert W. Green
                                         ---------------------------------
                                       Name: Robert W. Green
                                       Title: Senior Vice President


                                       NINTH STREET-SUPERIOR LIMITED
                                         PARTNERSHIP

                                       By Ninth Street-Superior Corp.

                                       By: /s/ Martin J. Cleary
                                          --------------------------------
                                            Martin J. Cleary, President




2/14/94                               - 42 -
feb 14 '94  11:38AM THE JACOBS GROUP LEGAL                              P.9/9


STATE OHIO        )
                  )SS:
COUNTY OF CUYAHOGA)


          BEFORE ME, a Notary Public in and for said County and State, personally appeared Martin J. Cleary, the President of Ninth Street-Superior Corp., the Corporation which executed the foregoing instrument, who acknowledged that he did sign and seal the foregoing instrument for and on behalf of said Corporation, being thereunto duly authorized by its Board of Directors; that the same is his free act and deed as such officer and the free act and deed of said Corporation.

           IN TESTIMONY WHEREOF, I have hereunder set my hand and official seal at Cleveland, Ohio, this 14th day of February, 1994.

                                 /s/ Sharon A. Dietz
                                 _________________________
                                 Notary Public
                                 My Commission Expires:

                                               SHARON A. DIETZ
                                          Notary Public -- State of Ohio
                                          My Commission Expires 9/24/96

STATE OHIO        )
                  )SS:
COUNTY OF CUYAHOGA)

          BEFORE ME, a Notary Public in and for said County and State, personally appeared Robert W. Green, the Senior VP of McDonald & Company Securities, Inc., the Corporation which executed the foregoing instrument, who acknowledged that he did sign and seal the foregoing instrument for and on behalf of said Corporation, being thereunto duly authorized by its Board of Directors; that the same is his free act and deed as such officer and the free act and deed of said Corporation.

           IN TESTIMONY WHEREOF, I have hereunder set my hand and official seal at Cleveland, Ohio, this 14th day of February, 1994.

                                 /s/ Angela R. Bruck
                                 _________________________
                                 Notary Public
                                 My Commission Expires:

                                               ANGELA R. BRUCK
                                          Notary Public -- State of Ohio
                                       My Commission Expires Sept. 25, 1995





                                   - 43 -
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